ENGEX, INC.

PROXY VOTING POLICY AND PROCEDURES

The Board of Directors (the “Board”) of Engex, Inc. (the “Company”) has adopted this Proxy Voting Policy and Procedures to:

•	ensure that the Company votes proxies in the best interests of its shareholders with a view toward maximizing the value of their investments;

•	address any conflicts that may arise between shareholders on the one hand; and “affiliated persons” of the Company or of American Investors Advisors, Inc., the Company’s investment adviser (the “Adviser”), or its affiliates on the other;

•	provide for oversight of proxy voting by the Board; and

•	provide for the disclosure of the Company’s proxy voting records and this Policy.

I.	Proxy Voting Guidelines

The following sections set forth the guidelines for voting proxies that the Company has adopted for certain shareholder meeting proposals. These guidelines will be reviewed by Board and, if deemed necessary, amended from time to time. Non-routine proposals for shareholder approval that are not delineated in these guidelines will be voted upon, from time to time, in accordance with the Board’s overall policy of seeking to ensure that the best interests of the Company are met.

A.	Operational Items

Adjourn Meeting — Generally vote AGAINST proposals to provide management with the authority to adjourn an annual or special meeting absent compelling reasons to support the proposal.

Amend Quorum Requirements — Vote AGAINST proposals to reduce quorum requirements for shareholder meetings below a majority of the shares outstanding, unless there are compelling reasons to support the proposal.

Amend Minor Bylaws — Vote FOR bylaw or charter changes that are of a housekeeping nature (updates or corrections).

Change Company Name — Vote FOR proposals to change the corporate name.

Change Date, Time, or Location of Annual Meeting — Vote FOR management proposals to change the date/time/location of the annual meeting, unless the proposed change is unreasonable. Vote AGAINST shareholder proposals to change the date/time/location of the annual meeting, unless the current scheduling or location is unreasonable.

Ratifying Auditors — Vote FOR proposals to ratify auditors, unless any of the following apply:

•	An auditor has a financial interest in or association with the company, and is therefore not independent.

•	Fees for non-audit services are excessive, or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Vote CASE-BY-CASE on shareholder proposals asking companies to prohibit or limit their auditors from engaging in non-audit services.

Vote FOR shareholder proposals asking for audit firm rotation, unless the rotation period is so short (less than five years) that it would be unduly burdensome to the company.

Transact Other Business — Vote AGAINST proposals to approve other business when it appears as voting item.

B.	Board of Directors

Voting on Director Nominees in Uncontested Elections — Votes on director nominees should be made on a CASE-BY-CASE basis, examining the following factors: composition of the board and key board committees, attendance at board meetings, corporate governance provisions and takeover activity, long-term company performance relative to a market index, directors’ investment in the company, whether the chairman is also serving as CEO, and whether a retired CEO sits on the board. However, there are some actions by directors that should result in votes being withheld. These instances include directors who:

•	Attend less than 75 percent of the board and committee meetings without a valid excuse.

•	Implement or renew a dead-hand or modified dead-hand poison pill.

•	Ignore a shareholder proposal that is approved by a majority of the shares outstanding.

•	Failed to act on takeover offers where the majority of the shareholders tendered their shares.

•	Are inside directors or affiliated outsiders and sit on the audit, compensation, or nominating committees.

•	Are inside directors or affiliated outsiders and the company does not have an audit, compensation, or nominating committee.

•	Are audit committee members and the non-audit fees paid to the auditor are excessive.

In addition, directors who enacted egregious corporate governance policies or failed to replace management as appropriate would be subject to recommendations to withhold votes.

Age Limits — Vote AGAINST shareholder proposals to impose a mandatory retirement age for outside directors.

Board Size — Vote FOR proposals seeking to fix the board size or designate a range for the board size. Vote AGAINST proposals that give management the ability to alter the size of the board outside of a specified range without shareholder approval.

Classification/Declassification of the Board — Vote AGAINST proposals to classify the board. Vote FOR proposals to repeal classified boards and to elect all directors annually.

Cumulative Voting — Vote AGAINST proposals to eliminate cumulative voting. Vote proposals to restore or permit cumulative voting on a CASE-BY-CASE basis relative to the company’s other governance provisions.

Director and Officer Indemnification and Liability Protection — Proposals on director and officer indemnification and liability protection should be evaluated on a CASE-BY-CASE basis, using Delaware law as the standard. Vote AGAINST proposals to eliminate entirely directors’ and officers’ liability for monetary damages for violating the duty of care. Vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness. Vote FOR only those proposals providing such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful if both of the following apply:

•	The director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and

•	Only if the director’s legal expenses would be covered.

Establish/Amend Nominee Qualifications — Vote CASE-BY-CASE on proposals that establish or amend director qualifications. Votes should be based on how reasonable the criteria are and to what degree they may preclude dissident nominees from joining the board. Vote AGAINST shareholder proposals requiring two candidates per board seat.

Filling Vacancies/Removal of Directors — Vote AGAINST proposals that provide that directors may be removed only for cause. Vote FOR proposals to restore shareholder ability to remove directors with or without cause. Vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies. Vote FOR proposals that permit shareholders to elect directors to fill board vacancies.

Independent Chairman (Separate Chairman/CEO) — Vote on a CASE-BY-CASE basis shareholder proposals requiring that the positions of chairman and CEO be held separately. Because some companies have governance structures in place that counterbalance a combined position, the following factors should be taken into account in determining whether the proposal warrants support:

•	Designated lead director appointed from the ranks of the independent board members with clearly delineated duties.

•	Majority of independent directors on board.

•	All-independent key committees.

•	Committee chairpersons nominated by the independent directors.

•	CEO performance reviewed annually by a committee of outside directors.

•	Established governance guidelines.

•	Company performance.

Majority of Independent Directors/Establishment of Committees — Vote FOR shareholder proposals asking that a majority or more of directors be independent, unless the board composition already meets the proposed threshold. Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent directors if they currently do not meet that standard.

Stock Ownership Requirements — Generally vote AGAINST shareholder proposals that mandate a minimum amount of stock that directors must own in order to qualify as a director or to remain on the board.

Term Limits — Vote AGAINST shareholder proposals to limit the tenure of outside directors.

C.	Proxy Contests

Voting for Director Nominees in Contested Elections — Votes in a contested election of directors must be evaluated on a CASE-BY-CASE basis, considering the following factors:

•	Long-term financial performance of the target company relative to its industry; management’s track record.

•	Background to the proxy contest.

•	Qualifications of director nominees (both slates).

•	Evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and stock ownership positions.

Reimbursing Proxy Solicitation Expenses — Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

Confidential Voting — Vote FOR shareholder proposals requesting that corporations adopt confidential voting, use independent vote tabulators and use independent inspectors of election, as long as the proposal includes a provision for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents will not agree, the confidential voting policy is waived. Vote FOR management proposals to adopt confidential voting.

D.	Anti-takeover Defenses and Voting Related Issues

Advance Notice Requirements for Shareholder Proposals/Nominations — Votes on advance notice proposals are determined on a CASE-BY-CASE basis, giving support to those proposals that allow shareholders to submit proposals as close to the meeting date as reasonably possible and within the broadest window possible.

Amend Bylaws without Shareholder Consent — Vote AGAINST proposals giving the board exclusive authority to amend the bylaws. Vote FOR proposals giving the board the ability to amend the bylaws in addition to shareholders.

Poison Pills — Vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification. Review on a CASE-BY-CASE basis shareholder proposals to redeem a company’s poison pill. Review on a CASE-BY-CASE basis management proposals to ratify a poison pill.

Shareholder Ability to Act by Written Consent — Vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent. Vote FOR proposals to allow or make easier shareholder action by written consent.

Shareholder Ability to Call Special Meetings — Vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings. Vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.

Super-majority Vote Requirements — Vote AGAINST proposals to require a super-majority shareholder vote. Vote FOR proposals to lower super-majority vote requirements.

E.	Mergers and Corporate Restructurings

Appraisal Rights — Vote FOR proposals to restore, or provide shareholders with, rights of appraisal.

Asset Purchases — Vote CASE-BY-CASE on asset purchase proposals, considering the following factors:

•	Purchase price.

•	Fairness opinion.

•	Financial and strategic benefits.

•	How the deal was negotiated.

•	Conflicts of interest.

•	Other alternatives for the business.

•	Non-completion risk.

Asset Sales — Votes on asset sales should be determined on a CASE-BY-CASE basis, considering the following factors:

•	Impact on the balance sheet/working capital.

•	Potential elimination of diseconomies.

•	Anticipated financial and operating benefits.

•	Anticipated use of funds.

•	Value received for the asset.

•	Fairness opinion.

•	How the deal was negotiated.

•	Conflicts of interest.

Bundled Proposals — Review on a CASE-BY-CASE basis bundled or “conditioned” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders’ best interests, vote against the proposals. If the combined effect is positive, support such proposals.

Conversion of Securities — Votes on proposals regarding conversion of securities are determined on a CASE-BY-CASE basis. When evaluating these proposals, the investor should review the dilution to existing shareholders, the conversion price relative to market value, financial issues, control issues, termination penalties, and conflicts of interest. Vote FOR the conversion if it is expected that the company will be subject to onerous penalties or will be forced to file for bankruptcy if the transaction is not approved.

Corporate Reorganization/Debt Restructuring/Prepackaged Bankruptcy Plans/Reverse Leveraged Buyouts/Wrap Plans — Votes on proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan are determined on a CASE-BY-CASE basis, taking into consideration the following:

•	Dilution to existing shareholders’ position,

•	Terms of the offer.

•	Financial issues.

•	Management’s efforts to pursue other alternatives.

•	Control issues.

•	Conflicts of interest.

Vote FOR the debt restructuring if it is expected that the company will file for bankruptcy if the transaction is not approved.

Formation of Holding Company — Votes on proposals regarding the formation of a holding company should be determined on a CASE-BY-CASE basis, taking into consideration the following:

•	The reasons for the change.

•	Any financial or tax benefits.

•	Regulatory benefits.

•	Increases in capital structure.

•	Changes to the articles of incorporation or bylaws of the company.

Absent compelling financial reasons to recommend the transaction, vote AGAINST the formation of a holding company if the transaction would result in adverse changes in shareholder rights.

Going Private Transactions (LBOs and Minority Squeeze-outs) — Vote going private transactions on a CASE-BY-CASE basis, taking into account the following: offer price/premium, fairness opinion, how the deal was negotiated, conflicts of interest, other alternatives/offers considered, and non-completion risk.

Joint Ventures — Vote CASE-BY-CASE on proposals to form joint ventures, taking into account the following: percentage of assets/business contributed, percentage ownership, financial and strategic benefits, governance structure, conflicts of interest, other alternatives, and non-completion risk.

Liquidations — Votes on liquidations should be made on a CASE-BY-CASE basis after reviewing management’s efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation. Vote FOR the liquidation if the company will file for bankruptcy if the proposal is not approved.

Mergers and Acquisitions/ Issuance of Shares to Facilitate Merger or Acquisition — Votes on mergers and acquisitions should be considered on a CASE-BY-CASE basis, determining whether the transaction enhances shareholder value by giving consideration to the following:

•	Prospects of the combined company, anticipated financial and operating benefits.

•	Offer price.

•	Fairness opinion.

•	How the deal was negotiated.

•	Changes in corporate governance.

•	Change in the capital structure.

•	Conflicts of interest.

Private Placements/Warrants/Convertible Debentures — Votes on proposals regarding private placements should be determined on a CASE-BY-CASE basis. When evaluating these proposals the investor should review: dilution to existing shareholders’ position, terms of the offer, financial issues, management’s efforts to pursue other alternatives, control issues, and conflicts of interest. Vote FOR the private placement if it is expected that the company will file for bankruptcy if the transaction is not approved.

Spin-offs — Votes on spin-offs should be considered on a CASE-BY-CASE basis depending on:

•	Tax and regulatory advantages.

•	Planned use of the sale proceeds.

•	Valuation of spin-off.

•	Fairness opinion.

•	Benefits to the parent company.

•	Conflicts of interest.

•	Managerial incentives.

•	Corporate governance changes.

•	Changes in the capital structure.

Value Maximization Proposals — Vote CASE-BY-CASE on shareholder proposals seeking to maximize shareholder value by hiring a financial advisor to explore strategic alternatives, selling the company or liquidating the company and distributing the proceeds to shareholders. These proposals should be evaluated based on the following factors: prolonged poor performance with no turnaround in sight, signs of entrenched board and management, strategic plan in place for improving value, likelihood of receiving reasonable value in a sale or dissolution, and whether company is actively exploring its strategic options, including retaining a financial advisor.

F.	State of Incorporation

Control Share Acquisition Provisions — Vote FOR proposals to opt out of control share acquisition statutes unless doing so would enable the completion of a takeover that would be detrimental to shareholders. Vote AGAINST proposals to amend the charter to include control share acquisition provisions. Vote FOR proposals to restore voting rights to the control shares.

Control Share Cash-out Provisions — Vote FOR proposals to opt out of control share cash-out statutes.

Disgorgement Provisions — Vote FOR proposals to opt out of state disgorgement provisions.

Fair Price Provisions — Vote proposals to adopt fair price provisions on a CASE-BY-CASE basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price. Generally, vote AGAINST fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

Freeze-out Provisions — Vote FOR proposals to opt out of state freeze-out provisions.

Greenmail — Vote FOR proposals to adopt anti-greenmail charter or bylaw amendments or otherwise restrict a company’s ability to make greenmail payments. Review on a CASE-BY-CASE basis anti-greenmail proposals when they are bundled with other charter or bylaw amendments.

Re-incorporation Proposals — Proposals to change a company’s state of incorporation should be evaluated on a CASE - BY- CASE basis, giving consideration to both financial and corporate governance concerns, including the reasons for reincorporating, a comparison of the governance provisions, and a comparison of the jurisdictional laws. Vote FOR re-incorporation when the economic factors outweigh any neutral or negative governance changes.

Stakeholder Provisions — Vote AGAINST proposals that ask the board to consider non-shareholder constituencies or other non-financial effects when evaluating a merger or business combination.

State Anti-takeover Statutes — Review on a CASE-BY-CASE basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions, and disgorgement provisions).

G.	Capital Structure

Adjustments to Par Value of Common Stock — Vote FOR management proposals to reduce the par value of common stock.

Common Stock Authorization — Votes on proposals to increase the number of shares of common stock authorized for issuance are determined on a CASE-BY-CASE basis. Vote AGAINST proposals at companies with dual-class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights. Vote FOR proposals to approve increases beyond the allowable increase when a company’s shares are in danger of being delisted or if a company’s ability to continue to operate as a going concern is uncertain.

Dual-class Stock — Vote AGAINST proposals to create a new class of common stock with superior voting rights. Vote FOR proposals to create a new class of nonvoting or sub-voting common stock if:

•	It is intended for financing purposes with minimal or no dilution to current shareholders.

•	It is not designed to preserve the voting power of an insider or significant shareholder.

Issue Stock for Use with Rights Plan — Vote AGAINST proposals that increase authorized common stock for the explicit purpose of implementing a shareholder rights plan (poison pill).

Preemptive Rights — Review on a CASE-BY-CASE basis shareholder proposals that seek preemptive rights. In evaluating proposals on preemptive rights, consider the size of a company, the characteristics of its shareholder base, and the liquidity of the stock.

Preferred Stock — Vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock). Vote FOR proposals to create “de-clawed” blank check preferred stock (stock that cannot be used as a takeover defense). Vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable. Vote AGAINST proposals to increase the number of blank check preferred stock authorized for issuance when no shares have been issued or reserved for a specific purpose. Vote CASE-BY-CASE on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company’s industry and performance in terms of shareholder returns.

Recapitalization — Vote CASE-BY-CASE on recapitalizations (reclassifications of securities), taking into account the following: more simplified capital structure, enhanced liquidity, fairness of conversion terms, impact on voting power and dividends, reasons for the reclassification, conflicts of interest, and other alternatives considered.

Reverse Stock Splits — Vote FOR management proposals to implement a reverse stock split when the number of authorized shares will be proportionately reduced. Vote FOR management proposals to implement a reverse stock split to avoid de-listing. Votes on proposals to implement a reverse stock split that do not proportionately reduce the number of shares authorized for issue should be determined on a CASE-BY-CASE basis.

Share Repurchase Programs — Vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

Stock Distributions: Splits and Dividends — Vote FOR management proposals to increase the common share authorization for a stock split or share dividend, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance.

Tracking Stock — Votes on the creation of tracking stock are determined on a CASE-BY-CASE basis, weighing the strategic value of the transaction against such factors as: adverse governance changes, excessive increases in authorized capital stock, unfair method of distribution, diminution of voting rights, adverse conversion features, negative impact on stock option plans, and other alternatives such as a spin-off.

H.	Social and Corporate Responsibility Issues

Tobacco — Most tobacco-related proposals should be evaluated on a CASE-BY-CASE basis, taking into account the following factors:

Second-hand smoke:

•	Whether the company complies with all local ordinances and regulations.

•	The degree that voluntary restrictions beyond those mandated by law might hurt the company’s competitiveness.

•	The risk of any health-related liabilities.

•	Advertising to youth.

•	Whether the company complies with federal, state, and local laws on the marketing of tobacco or if it has been fined for violations.

•	Whether the company has gone as far as peers in restricting advertising.

•	Whether the company entered into the Master Settlement Agreement, which restricts marketing of tobacco to youth.

•	Whether restrictions on marketing to youth extend to foreign countries, cease production of tobacco-related products or avoid selling products to tobacco companies.

•	The percentage of the company’s business affected.

•	The economic loss of eliminating the business versus any potential tobacco-related liabilities.

Spin-off tobacco-related businesses:

•	The percentage of the company’s business affected.

•	The feasibility of a spin-off.

•	Potential future liabilities related to the company’s tobacco business.

Stronger product warnings: Vote AGAINST proposals seeking stronger product warnings (such decisions are better left to public health authorities).

Investment in tobacco stocks: Vote AGAINST proposals prohibiting investment in tobacco equities. Such decisions are better left to portfolio managers.

CERES Principles — Vote CASE-BY-CASE on proposals to adopt the CERES (“Coalition for Environmentally Responsible Economies”) Principles, taking into account:

•	The company’s current environmental disclosure beyond legal requirements, including environmental health and safety (EHS) audits and reports that may duplicate CERES.

•	The company’s environmental performance record, including violations of federal and state regulations, level of toxic emissions, and accidental spills.

•	Environmentally conscious practices of peer companies, including endorsement of CERES.

•	Costs of membership and implementation.

Environmental Reports — Generally vote FOR requests for reports disclosing the company’s environmental policies unless it already has well-documented environmental management systems that are available to the public.

Link Executive Compensation to Social Performance — Vote CASE-BY-CASE on proposals to review ways of linking executive compensation to social factors, such as corporate down-sizings, customer or employee satisfaction, community involvement, human rights, environmental performance, predatory lending, and executive/employee pay disparities. Such resolutions should be evaluated in the context of:

•	The relevance of the issue to be linked to pay.

•	The degree that social performance is already included in the company’s pay structure and disclosed.

•	The degree that social performance is used by peer companies in setting pay.

•	Violations or complaints filed against the company relating to the particular social performance measure.

•	Artificial limits sought by the proposal, such as freezing or capping executive pay.

•	Independence of the compensation committee.

•	Current company pay levels.

Charitable/Political Contributions — Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	The company is in compliance with laws governing corporate political activities, and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and not coercive.

Vote AGAINST proposals to report or publish in newspapers the company’s political contributions. Federal and state laws restrict the amount of corporate contributions and include reporting requirements.

Vote AGAINST proposals disallowing the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring contributions can put the company at a competitive disadvantage.

Vote AGAINST proposals restricting the company from making charitable contributions. Charitable contributions are generally useful for assisting worthwhile causes and for creating goodwill in the community. In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company.

Vote AGAINST proposals asking for a list of company executives, directors, consultants, legal counsels, lobbyists, or investment bankers that have prior government service and whether such service had a bearing on the business of the company. Such a list would be burdensome to prepare without providing any meaningful information to shareholders.

II.	Material Conflicts

The SEC has indicated that a “material” conflict of interest between an investment adviser and its client in voting a client proxy may exist where the investment adviser (i) manages assets, administers employee benefit plans, or provides brokerage, underwriting or insurance to companies whose management is soliciting proxies; (ii) manages assets for an employee group that is the proponent of a proxy proposal; (iii) has a personal relationship with participants in a proxy solicitation or a director or candidate for director; or (iv) otherwise has a personal interest in the outcome of a particular matter before shareholders.

A.	Identifying material conflicts

Whether or not a material conflict exists will be based upon all of the facts and circumstances surrounding the proxy proposal in question, including the identity of management soliciting or otherwise involved with the proposal. Notwithstanding the fact that material conflicts will not exist in all such instances, the Company will presume that a material conflict exists whenever:

•	The Adviser is affiliated with the management group that is soliciting the proxy, has communicated its view on an impending vote of a proxy proposal, or is otherwise directly involved with the proxy proposal;

•	An Access Person of the Adviser (as defined in the Adviser’s Code of Ethics) has identified that he or she has an outside business interest connected with the management group that is soliciting the proxy or is otherwise directly involved with the proxy proposal; or

•	An Access Person of the Adviser who is cognizant of an upcoming shareholder meeting in which the Adviser will vote Fund proxies becomes aware of a business interest that the Adviser has with a third party that is affiliated with the management group that is soliciting the proxy, has communicated its view on an impending vote of a proxy proposal, or is otherwise directly involved with the proxy proposal.

In addition, other circumstances may arise that may give rise to a material conflict of interest. In such circumstances, the Company will make a determination as to whether or not a material conflict exists.

B.	Addressing Material Conflicts

If a material conflict of interest between the Adviser and the Company with respect to a proxy vote has been identified, the Adviser will advise the Board that such a material conflict exists.

III.	Recordkeeping

The Company shall maintain:

1.	A copy of the Policy.

2.	A copy of each proxy statement that the Company receives regarding its portfolio securities.

3.	A record of each vote cast by the Company.

4.	A copy of any document created by the Company that was material to making a decision on the vote of a proxy or that memorializes the basis for that decision.

With respect to number 2 above, the Company may rely upon obtaining a copy of a proxy statement from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. With respect to numbers 2 and 3 above, the Company may rely upon a third party to maintain copies of proxy statements and records of proxy votes; where such reliance is made, the Company will have obtained an undertaking from the third party to provide copies of the proxy statements/votes promptly upon the Company’s request.

IV.	Disclosure

A.	Voting Records

In accordance with Rule 30b1-4 under the Investment Company Act of 1940, as amended, the Company shall file annually with the Securities and Exchange Commission (the “SEC”) on Form N-PX (or such other form as the SEC may designate) the Company’s proxy voting records for the most recent twelve–month period ended June 30 (the “Voting Records”).

The Voting Records shall consist of, for each proposal on which the Company was entitled to vote with respect to a security held by the Company (for the designated time period of the Voting Records):

•	the name of the issuer of the portfolio security

•	the exchange ticker symbol of the portfolio security

•	the CUSIP number for the portfolio security

•	the shareholder meeting date

•	a brief identification of the matter voted upon

•	whether the matter was proposed by the issuer or by a security holder

•	whether the Company cast a vote and, if so, how the vote was cast

•	whether the vote cast was for or against management of the issuer

B.	Disclosure about the Policy and How to Obtain Information

Description of the Policy. The Company, in all shareholder reports filed with the Securities and Exchange Commission on Form N-CSR, shall describe this Policy.

How to obtain a copy of the Policy. The Company shall disclose in all shareholder reports that a description of this Policy is available:

•	without charge, upon request, by calling a toll-free number; and

•	at the SEC’s website, www.sec.gov.

How to obtain a copy of proxy votes. The Company shall disclose in all shareholder reports that information regarding how the Company voted proxies relating to portfolio securities is available:

•	without charge, upon request, by calling a toll-free number; and

•	at the SEC’s website, www.sec.gov.

The Company must send the information disclosed in their most recently filed report on Form N-PX within three business days of receipt of a request for this information, by first-class mail or other means designed to ensure equally prompt delivery.

V.	Board Review

The appropriate officers of the Company shall report to the Board, at least annually, the Voting Records in a form as the Board may request. This report shall:

•	describe any conflicts of interests that were identified in connection with the voting of securities and how they were addressed; and

•	summarize all votes that were made.

The Board shall review this Policy at the same meeting, and determine whether any amendments to the Policy would be appropriate.

Adopted: November 12, 2003